EXHIBIT 99

[SOUTHWEST BANCORP, INC. LOGO]

                             SOUTHWEST BANCORP, INC.
            REPORTS RECORD EARNINGS FOR THE FIFTH CONSECUTIVE QUARTER

CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:        (405) 372-2230
RELEASE DATE:     JULY 21, 2003

         July 21, 2003, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), financial holding company for Stillwater National Bank & Trust Company, today announced record quarterly income of $4.0 million for the second quarter of 2003 - an increase of 19% over the second quarter 2002. Net income for the first six months of 2003 was $7.5 million - an increase of 16% over the same period in 2002.

2003 RESULTS AND FOCUS:

         o Total assets of $1.5 billion; a 19% increase from June 30, 2002, and a 13% increase from year-end 2002

         o Portfolio loans of $1.2 billion; a 25% increase from June 30, 2002, and a 14% increase from year-end 2002

         o Book value per share of $17.60; a 12% increase from June 30, 2002, and a 5% increase from year-end 2002



                                                 YEAR-TO-DATE                     SECOND QUARTER
                                                 ------------                     --------------

         o    Net Income:                        $7.5 million; a 16% increase     $4.0 million; a 19% increase

         o    Diluted earnings per share:        $1.24; a 15% increase            $0.66; an 18% increase

         o    Dividends per share:               $0.25; a 14% increase            $0.125: a 14% increase

         o    Return on average equity:          15.33%                           16.04%

         o    GAAP-based efficiency ratio:       54.03%                           52.79%



STRATEGIC PERSPECTIVE

         "Southwest Bancorp, Inc. ("Southwest") maintains an intense focus on specific performance goals designed to increase shareholder value. These goals include annual growth in diluted EPS and assets of 10% and geographic market share growth and expansion," said Rick Green, President and Chief Executive Officer. "In the second quarter of 2003, Southwest achieved net income of $4.0 million and increased earnings per share by 18% over the second quarter of last year. This represents the fifth consecutive quarter of record earnings. At quarter-end, Southwest's total assets were $1.5 billion."

         "Southwest's performance is primarily the result of substantial loan growth, increases in net interest and noninterest income, and improved efficiency. We are continuing to focus on increasing net interest income by prudent loan growth coupled with careful management of interest margins and funding."

         "During 2002, Southwest made strategic moves into two important markets
- Dallas, Texas and Wichita, Kansas. These offices are capitalizing on our strengths in serving medical, professional and small business customers. We were pleased with our continuing significant loan growth in Dallas and Wichita. Our experience there demonstrates our ability to select new markets and to successfully implement our business plan in them. Southwest's traditional markets, particularly the Oklahoma City and Tulsa divisions and our Student Lending division, also have contributed significantly to the overall loan growth during 2003."

         "This year, we established a new group in Stillwater National Bank responsible for the sale of commercial and commercial real estate loan participations. The participations group originated and sold approximately $30 million in participations during the second quarter. Although these participations do not appear on our balance sheet, we earn origination fees and a "spread," consisting of a portion of the interest paid by the borrower on them. These sales also help us to better manage our funding resources and costs."

         "We had strong deposit growth in the quarter. The growth in noninterest-bearing demand deposits and money market accounts contributed to our financial performance and validates our deposit growth strategies and market acceptance."

         "We continue to market and find acceptance for our `Business Mail Processing' and `Document Imaging' services, especially in our metropolitan markets. These products are contributing to our success in gaining noninterest-bearing demand deposits and should continue to help differentiate Southwest from other financial services companies."

         "Southwest was recently notified by the Office of Thrift Supervision that our application to create a federal savings bank in Wichita, Kansas has been deemed complete. Application approval is expected by the end of the third quarter of 2003. We anticipate opening SNB Bank of Wichita on the site of our loan production office during the fourth quarter of 2003."

         "During the second quarter of 2003, we established SNB Insurance Agency, Inc. (a subsidiary of Stillwater National Bank), an organization which provides the conduit for marketing annuity products to our customer base. The commissions received for the sale of these products will continue to increase noninterest income."

         "On June 26, 2003, Southwest Bancorp issued $20.0 million in trust preferred securities through a newly formed subsidiary trust, OKSB Statutory Trust I, in a private placement of pooled trust preferred securities. The trust preferred securities are included on the Statement of Financial Condition as "Long-term Debt" and bear a floating rate of interest, which will be adjusted quarterly and tied to three-month-Libor. The majority of the proceeds of the private placement were contributed to Southwest's subsidiary bank, Stillwater National Bank and Trust Company; $6.0 million of the remaining proceeds will be contributed to SNB Bank of Wichita upon its organization."

ADDITIONAL FINANCIAL INFORMATION

         Net income for the second quarter of 2003 was $4.0 million (a $630,000, or 19%, increase from the second quarter of 2002), and marked Southwest's fifth consecutive quarter of record earnings. Diluted earnings per share for the second quarter of 2003 increased to $0.66, up 18% from the second quarter of 2002.

         Net interest income was up 20% from the second quarter of last year. Non-interest income for the quarter represented 20% of total revenues.

         The provision for loan losses of $2.0 million increased $725,000, or 57%, over the 2002 second quarter. Noninterest expense of $9.3 million increased $1.1 million, or 14%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses. The efficiency ratio of 52.79% represented an improvement of 336 basis points from the second quarter of 2002. Southwest's efficiency ratio is based directly on financial statement amounts.

         Net income for the first six months of 2003 was $7.5 million, up $1.1 million, or 16%, from the first six months of 2002. Diluted earnings per share for the first six months of 2003 was $1.24, up 15% from the first six months of 2002.

         Net interest income increased 17% from the first six months of 2002. Non-interest income for the first six months of 2003 represented 21% of total revenues.

         The provision for loan losses of $3.7 million increased $1.2 million, or 47%, over the first six months of 2002. Noninterest expense of $18.2 million increased $2.2 million, or 14%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses.

FINANCIAL CONDITION

         At June 30, 2003, total assets were $1.5 billion, a $170.1 million increase from the end of 2002 and a $246.8 million increase from June 30, 2002. Total portfolio loans (loans other than those held for sale) at June 30, 2003 were $1.2 billion, up $156.4 million, or 14%, from year-end 2002 and up $247.7 million, or 25%, from June 30, 2002, primarily as a result of growth in commercial and construction lending, as well as government-guaranteed student loans.

         The allowance for loan losses of $13.9 million increased $2.0 million, or 17%, from year-end 2002. Total nonperforming loans of $12.3 million decreased $561,000, or 4%, from year-end 2002, and represented 0.98% of loans, compared to 1.17% of loans at year-end 2002. At June 30, 2003, $1.1 million, or 9%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities. Management believes the amount of the allowance is appropriate, given our systematic methodology for calculating the allowance. That methodology is designed to estimate inherent losses on total loans in the portfolio, including inherent losses on nonperforming loans.

         At June 30, 2003, regulatory capital ratios for Southwest and its banking subsidiary, Stillwater National Bank and Trust Company, exceeded all regulatory requirements for a well-capitalized institution.

SECURITIES

         Southwest's common stock is traded on the Nasdaq National Market under the symbol OKSB. Trust preferred securities of Southwest's subsidiary, SBI Capital Trust, trade on the Nasdaq National market under the symbol OKSBO. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., Merrill Lynch, RBC Dain Rauscher, Inc., Schwab Capital Markets, Morgan Stanley & Company, Sandler O'Neill & Partners and FTN Financial Securities Corp.

OKLAHOMA'S OWN SOUTHWEST BANCORP, INC.

         Southwest Bancorp, Inc. and the Stillwater National Bank and Trust Company are independent, Oklahoma institutions, and are not controlled by out of state organizations or individuals. Southwest has established and pursued a strategy of independent operation for the benefit of all of its shareholders, and has capitalized on its position as an Oklahoma owned and operated banking organization to increase its banking business.

         Southwest is the financial holding company for Stillwater National Bank and Trust Company, Business Consulting Group, Inc., and Healthcare Strategic Support, Inc. A substantial portion of Southwest's current business and focus for the future are services for local businesses, their primary employees, and other managers and professionals. Southwest seeks to be the premier financial company for its selected markets. Information regarding Southwest can be retrieved via the Internet, at www.oksb.com. Southwest and Stillwater National offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, and Frisco, Texas; loan production offices in Wichita, Kansas and on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; a marketing presence in the Student Union at Oklahoma State University-Stillwater; and on the Internet. Information regarding products and services of Stillwater National, including SNB DirectBanker(R), its online banking product, can be retrieved via the Internet, at www.banksnb.com. Stillwater National's web site and online banking technology are frequently updated in response to the changing needs of Stillwater National's large base of Internet banking customers.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of problem loan payoffs and potential loan losses; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)



                                                                               JUNE 30,               DECEMBER 31,
                                                                                 2003                    2002
                                                                              -----------             -----------

ASSETS:
Cash and cash equivalents                                                     $    39,964             $    34,847
Investment securities:
     Held to maturity, fair value $22,730 (2003) and $32,000 (2002)                22,181                  31,154
     Available for sale, amortized cost $158,893 (2003) and $145,141 (2002)       161,644                 148,476
     Federal Reserve Bank and Federal Home Loan Bank Stock, at cost                10,861                   9,059
Loans held for sale                                                                12,462                  10,638
Loans receivable, net of allowance for loan losses
     of $13,877 (2003) and $11,888 (2002)                                       1,232,976               1,078,586
Accrued interest receivable                                                        10,330                   9,283
Premises and equipment, net                                                        20,553                  20,202
Other assets                                                                        9,388                   7,523
                                                                              -----------             -----------
            Total assets                                                      $ 1,520,359             $ 1,349,768
                                                                              ===========             ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
     Noninterest-bearing demand                                               $   152,629             $   135,945
     Interest-bearing demand                                                       62,954                  50,162
     Money market accounts                                                        323,373                 258,712
     Savings accounts                                                               6,389                   5,700
     Time deposits of $100,000 or more                                            385,378                 309,205
     Other time deposits                                                          248,049                 262,033
                                                                              -----------             -----------
         Total deposits                                                         1,178,772               1,021,757
Accrued interest payable                                                            2,675                   4,486
Other liabilities                                                                   4,202                   2,858
Short-term borrowings                                                             185,557                 199,282
Long-term debt                                                                     45,013                  25,013
                                                                              -----------             -----------
            Total liabilities                                                   1,416,219               1,253,396
Shareholders' equity:
     Common stock - $1 par value; 20,000,000 shares authorized;
         6,121,521 shares issued and outstanding                                    6,122                   6,122
     Capital surplus                                                               12,557                  12,317
     Retained earnings                                                             86,798                  80,724
     Accumulated other comprehensive income (loss)                                  1,648                   2,201
     Treasury stock, at cost; 204,288 (2003) and 348,142 (2002) shares             (2,985)                 (4,992)
                                                                              -----------             -----------
            Total shareholders' equity                                            104,140                  96,372
                                                                              -----------             -----------
            Total liabilities & shareholders' equity                          $ 1,520,359             $ 1,349,768
                                                                              ===========             ===========


SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)



                                                          For the three months               For the six months
                                                              ended June 30,                   ended June 30,
                                                         2003             2002              2003             2002
                                                       --------         --------          --------         --------

Interest income:
     Interest and fees on loans                        $ 19,299         $ 16,443          $ 37,021         $ 32,423
     Investment securities                                2,012            2,924             4,085            5,900
     Other interest-bearing assets                            2                4                 6               11
                                                       --------         --------          --------         --------
         Total interest income                           21,313           19,371            41,112           38,334

Interest expense:
     Interest-bearing deposits                            5,442            5,860            10,769           11,904
     Short-term borrowings                                1,253            1,228             2,548            2,503
     Long-term debt                                         595              581             1,177            1,163
                                                       --------         --------          --------         --------
         Total interest expense                           7,290            7,669            14,494           15,570
                                                       --------         --------          --------         --------

Net interest income                                      14,023           11,702            26,618           22,764

Provision for loan losses                                 2,000            1,275             3,722            2,525

Other income:
     Service charges and fees                             2,225            2,003             4,476            3,777
     Other noninterest income                               268              247               542              475
     Gain on sales of loans receivable                    1,062              555             1,999            1,199
     Gain on sales of investment securities                  25                1                27                3
                                                       --------         --------          --------         --------
         Total other income                               3,580            2,806             7,044            5,454

Other expenses:
     Salaries and employee benefits                       4,921            4,296             9,233            8,098
     Occupancy                                            1,938            1,733             3,860            3,450
     FDIC and other insurance                                78               66               156              138
     Other real estate                                        9              (43)              170              (21)
     General and administrative                           2,347            2,094             4,768            4,292
                                                       --------         --------          --------         --------
         Total other expenses                             9,293            8,146            18,187           15,957
                                                       --------         --------          --------         --------
Income before taxes                                       6,310            5,087            11,753            9,736
     Taxes on income                                      2,277            1,684             4,207            3,255
                                                       --------         --------          --------         --------
Net income                                             $  4,033         $  3,403          $  7,546         $  6,481
                                                       ========         ========          ========         ========



SOUTHWEST BANCORP, INC.
AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)


                                                                              For the six months ended
                                                                                   June 30, 2003
                                                               ------------------------------------------------------
                                                                                     Interest
                                                                 Average              Income/               Average
                                                                 Balance              Expense              Yield/Rate
                                                               ------------------------------------------------------

ASSETS:
      Loans receivable                                         $1,230,262           $   37,021                6.07%
      Investment securities                                       184,944                4,085                4.45
      Other interest-earning assets                                 1,200                    6                1.01
                                                               ----------           ----------                ----
          Total interest-earning assets                         1,416,406               41,112                5.85
      Noninterest-earning assets                                   50,132
                                                               ----------
          Total assets                                         $1,466,538
                                                               ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
      Interest-bearing demand                                  $   56,455           $      196                0.70%
      Money market accounts                                       290,435                2,547                1.77
      Savings accounts                                              6,246                    7                0.23
      Time deposits                                               631,089                8,019                2.56
                                                               ----------           ----------                ----
          Total interest-bearing deposits                         984,225               10,769                2.21
      Short-term borrowings                                       213,519                2,548                2.41
      Long-term debt                                               25,565                1,177                9.21
                                                               ----------           ----------                ----
          Total interest-bearing liabilities                    1,223,309               14,494                2.39
                                                                                    ----------                ----
      Noninterest-bearing demand                                  128,069
      Other noninterest-bearing liabilities                        15,927
      Shareholders' equity                                         99,233
                                                               ----------
          Total liabilities and shareholders' equity           $1,466,538
                                                               ==========

      Net interest income                                                           $   26,618
                                                                                    ==========
      Interest rate spread                                                                                    3.46%
                                                                                                              ====
      Net interest margin (1)                                                                                 3.79%
                                                                                                              ====
      Ratio of average interest-earning assets
          to average interest-bearing liabilities                  115.78%
                                                               ==========

      Net interest income and margin
          (tax-equivalent basis) (2)                                                $   26,929                3.83%
                                                                                    ==========                ====



 (1) The net interest margin is equal to annualized net interest income divided by average interest-earning assets. In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments.

 (2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)



                                                                     For the three months                 For the six months
                                                                        ended June 30,                      ended June 30,
                                                                    2003             2002              2003               2002
-----------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
-----------------------------------------------------------------------------------------------------------------------------------
     Basic Earnings                                             $     0.68       $     0.59         $     1.28         $     1.13
     Diluted Earnings                                                 0.66             0.56               1.24               1.08
     Dividends declared                                               0.13             0.11               0.25               0.22
     Book value (at period end)                                      17.60            15.75              17.60              15.75

-----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
-----------------------------------------------------------------------------------------------------------------------------------
     Basic                                                       5,896,034        5,732,589          5,861,956          5,717,591
     Diluted                                                     6,099,550        6,029,952          6,080,837          5,985,521

-----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS:
-----------------------------------------------------------------------------------------------------------------------------------
     Return on average assets                                         1.07%            1.09%              1.04%              1.05%
     Return on average total shareholders' equity                    16.04%           15.62%             15.33%             15.08%
     Efficiency ratio                                                52.79%           56.15%             54.03%             56.55%

-----------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS AS OF PERIOD END:
-----------------------------------------------------------------------------------------------------------------------------------
      Leverage ratio                                                                                      9.04%              9.00%
      Tier I capital ratio                                                                               10.74%             10.78%
      Total capital ratio                                                                                12.69%             11.94%
      Tier I capital                                                                                $  136,462         $  112,891
      Total capital                                                                                    161,200            125,042
      Total risk adjusted assets                                                                     1,270,050          1,046,900

-----------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AS OF PERIOD END:
-----------------------------------------------------------------------------------------------------------------------------------
      Real estate mortgage:
          Commercial                                                                                $  383,570         $  362,235
          One-to-four family residential                                                                95,185            101,242
      Real estate construction                                                                         200,809            109,376
      Commercial                                                                                       392,084            318,008
      Installment and consumer:
          Government-guaranteed student loans                                                          162,812             90,922
          Other                                                                                         24,855             25,962
                                                                                                    ----------         ----------
              Total loans, including loans held for sale                                            $1,259,315         $1,007,745
      Less:  Allowance for loan losses                                                                 (13,877)           (12,151)
                                                                                                    ----------         ----------
              Total loans, net                                                                      $1,245,438         $  995,594
                                                                                                    ==========         ==========


SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS (CONTINUED)
(Dollars in thousands, except per share data)



                                                                                         For the six months
                                                                                            ended June 30,
                                                                                       2003              2002
-----------------------------------------------------------------------------------------------------------------
ASSET QUALITY AS OF PERIOD END:
-----------------------------------------------------------------------------------------------------------------
     Nonaccrual loans (1)                                                            $ 10,337          $  7,206
     90 day past due and accruing (2)                                                   2,009             1,320
                                                                                     --------          --------
         Total nonperforming loans (3)                                               $ 12,346          $  8,526
                                                                                     ========          ========
     Other real estate owned                                                         $    551          $    205
     Allowance for loan losses as a percentage of total loans                            1.10%             1.21%
     Allowance for loan losses as a percentage of nonperforming loans                  112.40%           142.52%
     Nonperforming loans as a percentage of total loans                                  0.98%             0.85%
     Nonperforming assets as a percentage of total loans and other real estate           1.02%             0.87%

     Total charge-offs                                                               $  1,979          $  2,042
     Total recoveries                                                                     246               176
                                                                                     --------          --------
         Net charge-offs                                                             $  1,733          $  1,866
                                                                                     ========          ========
     Net charge-offs (annualized) as a percentage of average loans                       0.28%             0.39%

-----------------------------------------------------------------------------------------------------------------
OTHER MISCELLANEOUS INFORMATION AS OF PERIOD END:
-----------------------------------------------------------------------------------------------------------------
     Goodwill                                                                        $    194          $    194
     Mortgage Servicing Rights                                                          1,008               664
     Non-mortgage Servicing Rights                                                        110                94
                                                                                     --------          --------
         Total Intangible Assets                                                     $  1,312          $    952
                                                                                     ========          ========

     1-4 family mortgage loans serviced for others                                   $119,061          $ 96,916
     Intangible amortization expense                                                      236                90

     FTE employees (at period end)                                                        326               313
     Number of ATMs                                                                       338               299
     Number of branches                                                                     8                 6


(1) The government-guaranteed portion of loans included in these totals were $1.1 million (2003) and $1.5 million (2002).

(2) The government-guaranteed portion of loans included in these totals were $0
    (2003) and $13,000 (2002).

(3) The government-guaranteed portion of loans included in these totals were $1.1 million (2003) and $1.5 million (2002).